Exhibit 99.3

Investor Contact:	Leigh Parrish
Financial Dynamics
212-850-5651
lparrish@fd-us.com

Media Contact:	Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

ENESCO GROUP, INC. REPORTS FIRST QUARTER 2006 RESULTS
Company Provides Update on Operating Improvement Plan
Itasca, Ill. — May 12, 2006 - Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced financial results for the first quarter ended March 31, 2006 and provided an update on its Operating Improvement Plan.
First Quarter and Recent Highlights

•	Net revenues for the first quarter were $38.0 million compared to $60.1 million in the first quarter of the prior year, largely reflecting the elimination of Precious Moments sales as of December 2005 and the product rationalization completed as part of Enesco’s Operating Improvement Plan

•	First quarter gross profit margin expanded 450 basis points to 42.1% from 37.6%

•	First quarter SG&A expenses decreased 28% to $25.3 million from $35.3 million

•	Net loss for the first quarter improved 31% to $10.6 million from a net loss of $15.2 million in the first quarter of 2005

•	On April 28, 2006, Enesco’s U.K. subsidiary divested unprofitable Dartington Crystal operations, which is expected to benefit the Company’s long-term results

•	Enesco’s Board of Directors and Cynthia Passmore mutually agreed that she will no longer serve as President, Chief Executive Officer, and director of the Company, effective May 15, 2006.

•	Board has named Basil Elliott as Interim Chief Executive Officer and Marie Meisenbach Graul as Interim Chief Financial Officer, both effective May 15, 2006

•	Keystone Consulting Group engagement completed on April 30, 2006; Mesirow Financial Consulting LLC retained on May 10, 2006 by Enesco to complete the implementation of the Operating Improvement Plan
First Quarter
Net revenues were $38.0 million compared to $60.1 million in the first quarter of 2005. First quarter 2006 revenues do not include U.S. Precious Moments sales while first quarter 2005 included $10.8 million in U.S. Precious Moments sales. Excluding U.S. sales of Precious Moments from the first quarter of 2005, net revenues in the first quarter would have decreased 22.9% from $49.3 million in the first quarter of 2005. The decline primarily reflects the effect of discontinuing product lines in the fourth quarter of 2005 associated with Enesco’s product rationalization, as well as the impact of delayed and lost sales that resulted from slower than expected ramp-up at the new third-party distribution center. Enesco also experienced lower sales from collectibles, Gregg Gift and Dartington, as well as an unfavorable foreign currency translation rate impact of $1.4 million in the U.K.

Gross profit was $16.0 million compared to $22.6 million in the prior year period. Gross profit margin expanded 450 basis points to 42.1% from 37.6%. Gross profit margin in the first quarter 2005 was negatively impacted by approximately 350 basis points due to the U.S. Precious Moments guaranteed minimum royalty costs and generally lower margins on the product line. Excluding the royalty fees on 2005 U.S. Precious Moments sales, gross margin in the first quarter would have increased 100 basis points from 41.1% in the first quarter of 2005. This improvement reflects a more favorable product mix in the U.S. and Canada.
Selling, general and administrative expenses (SG&A) decreased 28% to $25.3 million from $35.3 million reported in the first quarter of 2005. The decrease primarily reflects reduced corporate overhead expenses and a reduction in depreciation expense due to accelerated depreciation of the ERP system in the prior year period. These factors were offset somewhat by increased bank and consulting fees. As a percent of sales, SG&A increased to 66.6% in the first quarter of 2006 from 58.7% in the first quarter of the prior year, as a result of a lower revenue base.
Operating loss for the first quarter was $9.3 million compared to an operating loss of $12.7 million in the same period in 2005. The improvement reflects higher gross profit margin and reduced SG&A expenses, which more than offset the impact of lower sales.
First quarter net loss was $10.6 million, or ($0.71) per diluted share, compared to a net loss of $15.2 million, or ($1.04) per diluted share, in the first quarter of 2005. The net loss narrowed as a result of the decline in operating loss and a lower tax expense compared to the prior year period.
“In the first quarter, the Company began to generate results from our Operating Improvement Plan,” stated Tony Testolin, Chief Accounting Officer at Enesco. “While our top line was impacted by a number of factors, focusing our sales efforts on a better performing mix of products and reducing corporate expenses contributed to an improvement in our operating loss for the quarter. Importantly, our exit from the U.S. Precious Moments business and our product rationalization are benefiting our operating results, as expected. While we are experiencing a slower than expected ramp-up at our new third-party distribution center, we continued to increase our shipment levels as the quarter progressed.”
Operating Improvement Plan Update
Enesco completed the following activities to date in 2006 in relation to its Operating Improvement Plan:
•	The Board has decided not to renew Enesco’s agreement with the Keystone Consulting Group, which had been consulting with Enesco on a number of issues relating to the Operating Improvement Plan for 11 months. The Company has retained a team from Mesirow Financial Consulting, LLC to provide support to the finance team in completing Enesco’s Operating Improvement Plan.
•	Divested the business and assets of Dartington Crystal for $2.4 million in a management buyout transaction, effective April 28, 2006. Following a review of its product strategy in the fourth quarter of 2005, Enesco determined that glassware was not a strategic fit for the Company and began to actively market the sale of the Dartington operation.
•	Transitioned to a third-party distribution center (NDC) and began shipping from the new facility at the end of January 2006. As stated above, Enesco experienced a delay in beginning shipments from the new facility, as the new facility ramp-up is taking longer than expected.
Anne-Lee Verville, Chairman of the Board of Directors at Enesco stated, “As Enesco’s first quarter performance indicates, we are beginning to see positive results from the Company’s Operating Improvement Plan. The Company’s focus for the upcoming months includes working closely with NDC to improve shipment throughput and employ alternative means of meeting necessary product shipment levels, and decreasing corporate expenses. While improving operating efficiencies remains a priority, the Company is also taking steps to generate top line growth over the long term with the introduction of new products in Enesco’s four merchandise categories of decorative, enthusiast, inspirational and occasion-based gifts. The Company plans to launch new products developed within these categories at the upcoming summer gift shows. The Board and new interim management announced yesterday remain committed to completing Enesco’s Operating Improvement Plan, improving profitability, diversifying revenue from new product lines, and positioning the Company for long-term growth and market share expansion.”
More detailed information is set forth in Enesco’s Form 10-Q for the quarter ended March 31, 2006, which was filed May 12, 2006.
Conference Call
A conference call will be broadcast live on Monday, May 15 at 10:00 a.m. CT (11:00 a.m. ET) to discuss Enesco’s first quarter financial results as well as other recent company announcements. Investors interested in participating on the live call can do so by calling 1-888-271-7222, and ask for the Enesco Quarterly Earnings conference call. Investors also may listen to the live call via a Webcast at http://www.enesco.com and click on “Investor Relations,” or by logging onto http://www.streetevents.com.
To listen to the Webcast, your computer must have RealPlayer installed. This Webcast will be available online for 90 days following the live conference call. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call to download RealPlayer for free.
For a phone replay, call 1-800-642-1687, Passcode: 9301961. The phone replay will be available for one month following the conference call.
About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 44,000 customers worldwide, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. Enesco’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on Enesco’s web site at www.enesco.com.
This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. Enesco has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: Enesco’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; Enesco’s ability to identify and hire a permanent CEO and Executive Vice President and Chief Financial Officer; Enesco’s success in developing new products and consumer reaction to Enesco’s new products; Enesco’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; Enesco’s ability to grow revenues in mass and niche market channels; Enesco’s ability to comply with covenants contained in its credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, Enesco operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in Enesco’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results
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ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(In thousands, except per share amounts)

	2006	2005	% Change
Net revenues	$37,964	$60,084	-37%
Cost of sales	22,000	37,481	-41%

Gross profit	15,964	22,603	-29%
Gross profit %	42.1%	37.6%
Selling, general and administrative expense	25,273	35,282	-28%

Operating loss	(9,309)	(12,679)	27%
Interest expense	(559)	(399)	40%
Interest income	28	120	-77%
Other income (expense), net	19	(179)	-111%

Loss before income taxes	(9,821)	(13,137)	25%
Income tax benefit (expense)	(735)	(2,079)	-65%

Net loss	$(10,556)	$(15,216)	31%

Loss per share:
Basic:
Net loss	($0.71)	($1.04)	32%
Average shares outstanding	14,920	14,607	-2%
Diluted:
Net loss	($0.71)	($1.04)	32%
Average shares outstanding	14,920	14,607	-2%

ENESCO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2006 AND DECEMBER 31, 2005
(In thousands)

	(Unaudited)
	March 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and equivalents	$8,724	$12,918
Accounts receivable, net	34,087	42,285
Inventories	42,414	40,659
Prepaid expenses	4,044	3,471
Deferred income taxes	836	783

Total current assets	90,105	100,116

Property, plant and equipment, net	14,617	15,504

Other assets	14,774	14,571

Total assets	$119,496	$130,191

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and loans payable	$38,422	$30,823
Accounts payable	12,522	15,306
Income taxes payable	8,576	9,005
Deferred gain on sale of fixed assets	5,886	6,358
Accrued Expenses	10,176	14,592

Total current liabilities	75,582	76,084

Long-term liabilities	993	1,281

Total shareholders’ equity	42,921	52,826

Total liabilities and shareholders’ equity	$119,496	$130,191

ENESCO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(Unaudited)
(In thousands)

	2006	2005
Operating Activities:
Net loss	$(10,556)	$(15,216)
Adjustments to reconcile net loss to net cash used by operating activities	(1,399)	7,676

Net cash used by operating activities	(11,955)	(7,540)

Investing Activities:
Purchase of property, plant and equipment	(21)	(618)
Proceeds from sales of property, plant and equipment	44	5

Net cash provided (used) by investing activities	23	(613)

Financing Activities:
Issuance of notes and loans payable	7,599	11,761
Exercise of stock options	—	322

Net cash provided by financing activities	7,599	12,083

Effect of exchange rate changes on cash and cash equivalents	139	60

Increase/(decrease) in cash and cash equivalents	(4,194)	3,990
Cash and cash equivalents, beginning of period	12,918	14,646

Cash and cash equivalents, end of period	$8,724	$18,636